Exhibit 10.2

AMENDMENT TO EMPLOYMENT AGREEMENT

This Amendment to Employment Agreement (“Amendment”) is dated as of the 10th day of April, 2007 by and between EAGLE HOSPITALITY PROPERTIES TRUST, INC., a real estate investment trust formed under the laws of the state of Maryland (“REIT”), and BRIAN GUERNIER (“Employee”).

WITNESSETH:

WHEREAS, the REIT and Employee entered into an Employment Agreement, effective as of May 22, 2006 (“Agreement”) and desire to amend the Agreement pursuant to this Amendment.

NOW, THEREFORE, effective as of the date of adoption of this Amendment, the parties hereto, in consideration of the promises and premises set forth herein, agree as follows:

1. Section 10(b)(v) is amended by restating the portion of the section appearing before paragraph (1) to read as follows:

(v) If, during the Employment Period and within 6 months before or 12 months following a Change in Control any of the following occur: (I) the REIT (or its successor) terminates the Employee’s employment without Cause pursuant to Section 10(a)(v); or (II) the Employee terminates his employment for Good Reason pursuant to Section 10(d); or (III) the employee is expected to relocate his home to a location which is more than 50 miles from the then existing corporate headquarters location; then Employee shall be entitled to receive the amounts set forth in paragraphs (1) through (5), as applicable, below. If such a termination occurs in accordance with subsections (ii) or (iii) above before a Change in Control, then as soon as practicable after the Change in Control a payment shall be made to Employee representing the difference between the benefits (if any) previously provided to the Employee under subsections (ii) or (iii) and the benefits provided under this subsection (v). If Employee dies before completion of any payments due under this subsection (v), then any remaining amounts due shall be paid to Employee’s estate.

2. Section 10(c)(v)(4) of the Agreement is amended in its entirety and restated to read as follows:

(4) “Qualified Affiliate” shall mean (i) any directly or indirectly wholly owned subsidiary of the REIT; (ii) any employee benefit plan (or related trust) sponsored or maintained by the REIT or by any entity controlled by the REIT; or (iii) any Person consisting or controlled in whole or in part of or by the Employee, either alone or in conjunction with one or more other individuals.

3. Section 10(d) of the Agreement is amended by deleting the word “substantial” from clause (ii).

4. Section 10(e) shall be added to the Agreement to read as follows:

(e) Additional Compensation upon Change in Control

(i) If during the Employment Period and on or before January 31, 2008, a Change in Control occurs, and within 6 months before or 12 months after the date of the Change in Control any of the following occur: (I) the REIT (or its successor) terminates the Employee’s employment without Cause as defined in Section 10(a)(iv); or (II) the Employee terminates employment for Good Reason as defined in Section 10(d); or (III) the employee is expected to relocate his home to a location which is more than 50 miles from the then existing corporate headquarters location; then the Employee shall be entitled to receive: (1) the benefits described in subsection 10(e)(ii) below, and (2) a lump sum cash payment equal to the greater of the benefits described in subsection 10(e)(ii) below or the value (determined as of the date of the grant) of Employee’s cash and stock bonus compensation received for 2006 (and paid in February 2007). The payments provided under this Section 10(e) shall be in addition to any benefits which would otherwise be provided to Employee under Section 10(b)(v) of the Agreement.

(ii) The benefits paid in accordance with subsection 10(e)(i) shall include a lump sum cash payment equal to a percentage of the Employee’s “Applicable Bonus Amount”, as such term is defined in subsection 10(e)(iii). For this purpose, the percentage shall be determined based on the effective date of the Change in Control, as follows:

If the Change in Control occurs during:	The percentage is:
1st Quarter, 2007	25%
2nd Quarter, 2007	50%
3rd Quarter, 2007	75%
4th Quarter, 2007	100%

(iii) For the purposes of this subsection 10(e), the “Applicable Bonus Amount” will be the cash and value of REIT stock which would be payable to Employee as bonus incentive compensation for the 2007 fiscal year, based upon the REIT’s performance through the date of the Change in Control and the incentive compensation plan for 2007 approved by the REIT’s Governance and Compensation Committee.

(iv) Payment of benefits described in this Section 10(e) will be subject to the requirement that the Employee execute the general release described in the last paragraph of Section 10(b)(v) of this Agreement.

(v) All benefits described in this Section 10(e) shall be included in the “Control Change Severance Payment” used to determine the “Gross-Up Amount” for purposes of Section 10(b)(v)(5) of this Agreement.

(vi) The REIT will establish an escrow account, trust fund or other funding arrangement which the REIT may use to meet its liability for payments due to Employee under this Agreement. Employee’s right to payments hereunder will be governed by the terms of this Agreement and will not be limited to amounts held in any such funding arrangement.

5. Reaffirmation. Except as otherwise set forth herein, the Agreement shall continue unmodified and unamended.

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the date first above written.

EAGLE HOSPITALITY PROPERTIES TRUST, INC.

By:	/s/ J. William Blackham
Name:	J. William Blackham
Title:	President

/s/ Brian Guernier
Brian Guernier